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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
PTC Therapeutics, Inc:

We consent to the use of our report dated March 31, 2006 with respect to the balance sheets of PTC Therapeutics, Inc. as of December 31, 2004 and 2005, and the related statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years for the three-year period ended December 31, 2005 and for the period from March 31, 1998 (inception) to December 31, 2005, included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 3, 2006